Vanguard Emerging Markets Stock Index Fund

Supplement to the Prospectus and Summary Prospectus for Investor Shares for Participants

New Interim Target Index
Effective immediately, Vanguard Emerging Markets Stock
 Index Fund has begun
tracking the FTSE Emerging Transition Index, on an
 interim basis, in the first
phase of a two-phased index change as previously
 approved by the Fund?s board
of trustees.
The board of trustees has approved the adoption of the
 FTSE Emerging Index as
the new target index for the Fund, replacing the MSCI
Emerging Markets Index.
The board believes that the new index is well-constructed
 and offers
comprehensive coverage of the Fund?s market segment.
 In addition, Vanguard?s
agreement with the new index provider may result
 in considerable savings to
shareholders over time in the form of lower expense
 ratios.
The Fund is expected to adopt the FTSE Emerging Index
 as its benchmark
sometime over the coming months, and the current change
 to the FTSE
Emerging Transition Index is the first of two phases.
 This approach is intended
to enable the Fund?s advisor, The Vanguard Group, Inc.,
 to make necessary
adjustments to portfolio holdings?particularly with
 respect to South Korean
securities, which represent approximately 15% of the
 MSCI Emerging Markets
Index (the Fund?s former benchmark) but are not
 included in the FTSE Emerging
Index?in a manner that has the least impact on
 Fund shareholders. In this first
phase, the Fund has ceased tracking its former
 target index and has begun
temporarily tracking the FTSE Emerging Transition
 Index, a ?dynamic? index that
will gradually reduce South Korean equity exposure
 by approximately 4% each
week for a period of 25 weeks while proportionately
 adding exposure to other
countries based on their weightings in the new index.
 In the second phase, the
Fund will cease tracking the FTSE Emerging
 Transition Index and begin tracking
the FTSE Emerging Index.
Both the FTSE Emerging Transition Index and the
 FTSE Emerging Index
measure the same market segment as the Fund?s former
 index, so the
investment objective and risks described in
 the Fund?s current prospectus will
not change. The Fund?s new target index could
 provide different investment
returns (either lower or higher) or different levels
 of volatility than those of the
former or interim index over any period of time.
The adjustments to the Fund?s portfolio holdings are
 expected to result in
modest, temporary increases in the Fund?s transaction
 costs and turnover rate.
The transition also may cause the Fund to realize
 taxable capital gains,
although the board of trustees believes that any gains realized are likely to be offset by accumulated tax losses. It is important to note that the actual
transaction costs,turnover rate, and capital gains
 will be highly dependent
upon a number of factors, including the market
 environment at the time of the
portfolio adjustments.

Name Change for ETF Shares
To better coincide with the Fund?s new target index,
 the ETF share class of the
Fund, previously known as Vanguard MSCI Emerging
 Markets ETF, has changed
its name to Vanguard FTSE Emerging Markets ETF.

Prospectus and Summary Prospectus Text Changes
The paragraph under ?Primary Investment Strategies? is
 replaced with the
following: The Fund employs an indexing investment
 approach by investing
substantially all (normally approximately 95%) of
 its assets in the common
stocks included in the FTSE Emerging Transition
 Index, while employing a form
of sampling to reduce risk. The FTSE Emerging
Transition Index is a ?dynamic?
index that represents the components of the FTSE Emerging Index plus South
Korean equity exposure. The FTSE Emerging Transition
 Index will gradually reduce
South Korean equity exposure by approximately 4% each
 week over a period of
25 weeks while proportionately adding exposure to
 stocks of companies located
in other countries based on their weightings in the
 FTSE Emerging Index. The
FTSE Emerging Index includes approximately 795 common
 stocks of companies
located in emerging markets around the world.
 As of October 31, 2012, the
largest markets covered in the Index were
 China, Brazil, Taiwan, and South
Africa (which made up approximately 17%, 16%, 13%, and 11%,
 respectively, of
the Index?s market capitalization).
The paragraph under ?Annual Total Returns? is
 replaced with the following:
The following bar chart and table are intended to
 help you understand the risks
of investing in the Fund. The bar chart shows how
 the performance of the
Fund?s Investor Shares has varied from one calendar
 year to another over the
periods shown. The table shows how the average annual
 total returns compare
with those of a relevant market index and another
 comparative index, which
have investment characteristics similar to those
 of the Fund. MSCI Emerging
Markets Index returns are adjusted for withholding
 taxes. Keep in mind that the
Fund?s past performance does not indicate how the
 Fund will perform in the
future. Updated performance information is
 available on our website at
vanguard.com/performance or by calling Vanguard
 toll-free at 800-662-7447.
The following credit line is added:
The Vanguard Emerging Markets Stock Index Fund is
 not in any way sponsored,
endorsed, sold or promoted by
 FTSE International Limited (?FTSE?) the London
Stock Exchange Group companies (?LSEG?)
 (together the ?Licensor Parties?)
and none of the Licensor Parties make
any claim, prediction, warranty or
representation whatsoever, expressly or
impliedly, either as to (i) the results to be obtained from the use of the FTSE Emerging
 Transition Index (the ?Index?)
(upon which the Vanguard Emerging
Markets Stock Index Fund is based), (ii) the figure at which the Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the Vanguard
Emerging Markets Stock Index Fund.
None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to Vanguard or to its clients. The Index is calculated by FTSE or its agent. None of the Licensor
Parties shall be (a) liable
(whether in negligence or otherwise) to any person for any error in the Index or (b) under any obligation to advise any person of any error therein. All rights in the Index vest in FTSE. ?FTSE?? is a trademark of LSEG and is used by FTSE under licence.

Prospectus Text Changes
The following replaces similar text in the More of the Funds section under the heading ?Security Selection?:
Emerging Markets Stock Index Fund. The Fund invests in the common stocks included in the FTSE Emerging
Transition Index, while employing a form of sampling to reduce risk. The FTSE
Emerging Transition Index is a ?dynamic?
index that represents the components of
the FTSE Emerging Index plus South
Korean equity exposure. The FTSE
Emerging Transition Index will gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE
Emerging Index. The FTSE Emerging Index
includes approximately 795
common stocks of companies located in
emerging markets around the world.
As of October 31, 2012, the largest markets covered in the Index were China, Brazil, Taiwan, and South Africa
(which made up approximately 17%, 16%, 13%, and 11%, respectively, of the
Index?s market capitalization).
Emerging markets can be substantially
more volatile, and substantially less
liquid, than both U.S. and more developed foreign markets. Therefore, the Fund may expose investors to a higher degree of volatility and illiquidity than funds that invest in more developed markets.
As of October 31, 2012, the Fund had an
asset-weighted median market capitalization of $17.1 billion.

The Vanguard Emerging Markets Stock
Index Fund is not in any way sponsored,
endorsed, sold or promoted by FTSE
International Limited (?FTSE?) the London
Stock Exchange Group companies ?LSEG?)
(together the ?Licensor Parties?)
and none of the Licensor Parties make
any claim, prediction, warranty or
representation whatsoever, expressly or
impliedly, either as to (i) the results
to be obtained from the use of the FTSE
Emerging Transition Index
(the ?Index?) (upon which the Vanguard
 Emerging Markets Stock Index Fund
is based), (ii) the figure at which the
Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the Vanguard
Emerging Markets Stock Index Fund. None
of the Licensor Parties have
provided or will provide any financial or investment advice or recommendation in relation to the Index to Vanguard or to its clients. The Index is calculated by FTSE or its agent. None of the Licensor
 Parties shall be (a) liable (whether
in negligence or otherwise) to any person for any error in the Index or (b) under any obligation to advise any person of any error therein. All rights in
the Index vest in FTSE. ?FTSE?? is a trademark
 of LSEG and is used by FTSE
under licence.
? 2013 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PSI 533 012013